  Exhibit 99.1

FitLife Brands Announces First Quarter 2019 Results

OMAHA, NE – May 15, 2019 -- FitLife Brands, Inc. (“FitLife” or the “Company”) (OTC Pink: FTLF), an international provider of innovative and proprietary nutritional supplements for health-conscious consumers marketed under the brand names NDS Nutrition™, PMD®, SirenLabs®, CoreActive®, Metis Nutrition™, iSatori™, Energize, and BioGenetic Laboratories, today announced results for the three months ended March 31, 2019.

Highlights for the quarter ended March 31, 2019 include:

●
Total revenue increased 27.4% to $5.9 million.

●
Direct-to-consumer online sales increased to 10% of total revenue, compared to 1% in the same quarter last year, with Energize and select iSatori products achieving the strongest unit movement.

●
Gross profit improved 32.7% to $2.5 million.

●
Gross margin increased to 43.2% compared to 41.5% in the same quarter last year.

●
Operating expense declined 21.0% to $1.3 million.

●
Net income improved to $1.2 million compared to $0.2 million in the same quarter last year.

●
EPS increased to $1.07 per share, or $0.94 per diluted share, compared to $0.20 per share in the same quarter last year

For the first quarter ended March 31, 2019, total revenue was $5.9 million versus $4.6 million in the same quarter last year, an increase of 27.4%. The increase was primarily attributable to increased wholesale purchases from our retail partners coupled with a significant increase in online direct-to-consumer sales. During the first quarter of 2019, online sales accounted for approximately 10% of the Company’s revenue, compared to 1% during the first quarter of 2018.

Gross profit improved to $2.5 million, an increase of 32.7% from the first quarter of 2018. Gross margin improved from 41.5% to 43.2% over the same time period. The improvement in gross margin was driven by higher total sales volume, reduced returns, and the increase in online revenue, which delivers a substantially higher gross margin for the Company.

Total operating expenses declined 21% to $1.3 million, driven by ongoing cost reduction initiatives and budgetary controls.

Net income for the first quarter of 2019 was $1.2 million, which represents the largest quarterly profit the company has ever achieved. The Company delivered basic earnings per share of $1.07—or $0.94 per diluted share—in the quarter, compared to $0.20 per share in the same quarter last year.

As previously announced, subsequent to the end of the first quarter of 2019, the Company implemented a 1-for-8,000 reverse stock split, which was followed immediately thereafter by an 800-for-1 forward stock split (the “Reverse/Forward Split”). As a result of the Reverse/Forward Split, holders of fewer than 8,000 pre-split shares of the Company’s common stock received cash in lieu of fractional shares at a value of $0.57 per pre-split share. The Reverse/Forward Split resulted in the repurchase of fractional shares equivalent to 992,659 pre-split shares, or approximately 8.9% of our shares of common stock outstanding prior to the Reverse/Forward Split. Following the Reverse/Forward Split, there are 1,014,740 shares of the Company’s common stock outstanding.

Dayton Judd, the Company’s Chairman and CEO, commented “I am pleased with the Company’s performance during the first quarter of 2019. Our team has improved the performance of almost all of our brands, and our efforts to diversify into online revenue sources are off to a good start. The combination of stronger top-line performance, expanding margins due to online sales, and lower operating costs resulted in a record quarter for the Company.”

Mr. Judd continued, “Our online strategy varies by brand. For our GNC-exclusive brands, our focus is on eliminating unauthorized online resellers in order to protect our GNC franchise partners. For our other brands, we are pricing our products competitively to drive revenue and unit growth. Given this strategy, our top-selling products online include Energize as well as some of our iSatori products. Going forward, we intend to continue executing our strategy. With our improved performance and stronger balance sheet, we also intend to invest more money into marketing in an effort to continue to drive profitable top-line growth for all of our brands.”

About FitLife Brands
FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements for health-conscious consumers. FitLife markets over 80 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC® franchise locations as well as through more than 25,000 additional domestic retail locations and, increasingly, online. FitLife is headquartered in Omaha, Nebraska. For more information please visit our new website at www.fitlifebrands.com.

Forward-Looking Statements
Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability to of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

	Three Months Ended
	March 31
	(Unaudited)
	2019	2018

Revenue	$5,878,000	$4,614,000
Cost of Goods Sold	3,337,000	2,699,000
Gross Profit	2,541,000	1,915,000

OPERATING EXPENSES:
General and administrative	774,000	870,000
Selling and marketing	550,000	806,000
Depreciation and amortization	15,000	19,000
Total operating expenses	1,339,000	1,695,000
OPERATING INCOME	1,202,000	220,000

OTHER INCOME (EXPENSES)
Interest expense	15,000	3,000
Other	-	(1,000)
Total other expense	15,000	2,000

NET INCOME	$1,187,000	$218,000

NET INCOME PER SHARE
Basic	$1.07	$0.20

Diluted	$0.94	$0.20

Basic weighted average common shares	1,111,943	1,072,671

Diluted weighted average common shares	1,268,526	1,072,671

The accompanying notes are an integral part of these condensed consolidated financial statements

FITLIFE BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS:	March 31,	December 31,
	2019	2018
	(Unaudited)
CURRENT ASSETS
Cash	$438,000	$259,000
Accounts receivable, net of allowance of doubtful accounts, product returns,
sales returns and incentive programs of $315,000 and $455,000, respectively	3,817,000	1,433,000
Inventories, net of allowance for obsolescence of $119,000 and $107,000, respectively	2,338,000	3,523,000
Prepaid expenses and other current assets	113,000	223,000
Total current assets	6,706,000	5,438,000

Property and equipment, net	174,000	189,000
Right of use asset	320,000	-
Goodwill	225,000	225,000
Security deposits	10,000	10,000
TOTAL ASSETS	$7,435,000	$5,862,000

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$2,307,000	$2,628,000
Accrued expenses and other liabilities	440,000	420,000
Lease liability - current portion	83,000	-
Notes payable - Related Parties	815,000	500,000
Total current liabilities	3,645,000	3,548,000

LONG-TERM LEASE LIABILITY, net of current portion	240,000	-

TOTAL LIABILITIES	3,885,000	3,548,000

STOCKHOLDERS' EQUITY:
Preferred Stock, $0.01 par value, 10,000,000 shares authorized, none outstanding as of March 31, 2019 and December 31, 2018:
Preferred Stock Series A Preferred, $0.01 par value 1,000 shares authorized; 600
and 0 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	-	-
Common stock, $0.01 par value, 15,000,000 shares authorized;
1,113,952 and 1,111,943 issued and outstanding
as of March 31, 2019 and December 31, 2018, respectively	111,000	111,000
Additional paid-in capital	32,056,000	32,007,000
Accumulated deficit	(28,617,000)	(29,804,000)
Total stockholders' equity	3,550,000	$2,314,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$7,435,000	$5,862,000

The accompanying notes are an integral part of these condensed consolidated financial statements

FITLIFE BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

	Three Months Ended
	March 31
	(Unaudited)
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,187,000	$218,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	15,000	19,000
Allowance for doubtful accounts and product returns	(140,000)	(87,000)
Allowance for inventory obsolescence	12,000	33,000
Common stock issued for services	23,000	83,000
Fair value of options issued for services	26,000	10,000
Gain on disposal of assets	-	(1,000)
Right of use asset - Amortization	23,000	-
Right of use asset - Lease Liability	(20,000)	-
Changes in operating assets and liabilities:
Accounts receivable - trade	(2,244,000)	(427,000)
Inventories	1,173,000	456,000
Prepaid expense	110,000	139,000
Customer note receivable	-	5,000
Accounts payable	(321,000)	(266,000)
Accrued interest on notes	15,000	-
Accrued liabilities and other liabilities	20,000	(232,000)
Net cash used in operating activities	(121,000)	(50,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of assets	-	2,000
Net cash provided by investing activities	-	2,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Notes Payable - related party	300,000	-
Repayment of line of credit	-	(1,950,000)
Repayments of term loan	-	(415,000)
Repayments of note payable	-	1,715,000
Net cash provided by (used in) financing activities	300,000	(650,000)

CHANGE IN CASH	179,000	(698,000)
CASH, BEGINNING OF PERIOD	259,000	1,262,000
CASH, END OF PERIOD	$438,000	$564,000

Supplemental disclosure operating activities
Cash paid for interest	$15,000	$3,000

Non-cash investing and financing activities
Recording of lease asset and liability upon adoption of ASU-2016-02	$343,000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements